Exhibit 4.2

WA-1	Warrant to Purchase **10,000,000** Shares of Common Stock

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS WARRANT NOR SUCH SHARES OF COMMON STOCK MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

Void after 5:30 P.M. New York City time on November 7, 2010

SERIES A COMMON STOCK PURCHASE WARRANT

OF

GENESIS PHARMACEUTICALS ENTERPRISES, INC.

This is to certify that, FOR VALUE RECEIVED, Pope Investments, LLC, a Delaware limited liability company, or registered assigns (“Holder”), is entitled to purchase, on the terms and subject to the provisions of this Warrant, from Genesis Pharmaceuticals Enterprises, Inc., a Florida corporation (the “Company”), at an exercise price (the “Exercise Price”) of thirty two cents ($0.32) per share, ten million (10,000,000) shares of common stock, par value $.001 per share (“Common Stock”), of the Company at any time during the period (the “Exercise Period”) commencing on the date of this Warrant and ending at 5:30 P.M. New York City time, on November 7, 2010; provided, however, that if such date is a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which such banks are not authorized to close. The number of shares of Common Stock to be issued upon the exercise or conversion of this Warrant and the price to be paid for a share of Common Stock may be adjusted from time to time in the manner set forth in this Warrant. The shares of Common Stock deliverable upon such exercise or conversion, and as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares,” and the exercise price for the purchase of a share of Common Stock pursuant to this Warrant in effect at any time, as the same may be adjusted from time to time, is hereinafter sometimes referred to as the “Exercise Price.” This Warrant was issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) dated November 6, 2007, between the Company, the initial holder of this Warrant and the other investors named therein, and the holder of this Warrant is entitled to the benefits of the Purchase Agreement and the Registration Rights Agreement, as defined in the Purchase Agreement. The date of the initial issuance of this Warrant is the Closing Date under the Purchase Agreement. Reference in this Warrant to “all of the Warrants” or words of like import shall relate to all of the Series A Common Stock Purchase Warrants issued pursuant to the Purchase Agreement.

1.     Exercise of Warrant. This Warrant may be exercised in whole at any time or in part from time to time during the Exercise Period by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of shares of Common Stock specified in such form. Payment of the Exercise Price may be made either by check (subject to collection) or wire transfer in the amount of the Exercise Price. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the shares of Common Stock purchasable hereunder. Notwithstanding the foregoing, the holder of this Warrant shall not be required to physically deliver this Warrant upon exercise of this Warrant pursuant to this Section 1(a). Upon receipt by the Company of this Warrant at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise, or upon delivery of the notice of exercise without delivery of this Warrant, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

2.     Reservation and Delivery of Shares.

(a)     The Company hereby agrees that at all times there shall be reserved for issuance upon exercise of this Warrant such number of shares of Common Stock as shall be required for issuance and delivery upon exercise or conversion of this Warrant and that it shall not increase the par value of the Common Stock.

(b)     Except as otherwise set forth herein, upon delivery of a completed Purchase Form accompanied, if the exercise is not a cashless exercise, by payment of the Exercise Price, not later than three (3) business days after the Exercise Date (such third day being the “Delivery Date”), the Company shall deliver to the Holder a certificate or certificates which, after the effective date of a registration statement covering the shares of Common Stock issuable upon exercise of this Warrant (the “Effective Date”), shall be free of restrictive legends and trading restrictions (other than those required by the Securities Act) representing the number of shares of Common Stock being acquired upon such exercise. If in the case of any exercise of this Warrant such certificate or certificates are not delivered to or as directed by the applicable Holder by the second day after the Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the conversion shall be deemed void ab initio.

(c)     The Company’s obligations to issue and deliver the Common Stock upon exercise of this Warrant in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such shares. In the event the Holder shall elect to exercise this Warrant in whole or in part, the Company may not refuse to effect such exercise based on any claim that the Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason unless an injunction from a court, on notice, restraining and or enjoining such exercise shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the Value, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration or litigation of the dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue the Common Stock upon a properly executed Purchase Form.

(d)     If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section 2(b) by the Delivery Date, and if after such Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder was entitled to receive upon the exercise relating to such Delivery Date (a “Buy-In”), then the Company shall pay in cash to the Holder the amount by which (a) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (i) the product of (x) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the exercise at issue multiplied by (y) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of this Warrant with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Borrowers. Nothing in this Section 2(d) shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant pursuant to its terms.

3.     Fractional Shares. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant. All fractional shares shall be carried forward and any fractional shares which remain after the Holder exercises this Warrant in full shall be dropped and eliminated.

4.     Exchange, Transfer, Assignment or Loss of Warrant. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. Subject to the provisions of Section 10 of this Warrant, upon surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled. This Warrant may be divided or combined with other Warrants which carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term “Warrant” as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

5.     Rights of the Holder. The Holder shall not, by virtue of this Warrant, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant, the Purchase Agreement and the Registration Rights Agreement and are not enforceable against the Company except to the extent set forth herein and therein.

6.     Adjustments To Exercise Price. The Exercise Price in effect at any time and the number and kind of securities purchasable upon exercise of each Warrant shall be subject to adjustment as follows:

(a)     In case the Company shall, subsequent to the date of the initial issuance of this Warrant, (i) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding Common Stock into a greater number of shares or otherwise effect a stock split or distribution, or (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares or otherwise effect a reverse split, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 6.

(b)     From and after the Closing Date and as long as this Warrant is outstanding, except for (a) Exempt Issuances, as defined in the Purchase Agreement, (b) issuances covered by this Section 6(b), or (c) an issuance of Common Stock upon exercise or upon conversion of warrants, options or other convertible securities for which an adjustment has already been made pursuant to this Section 6(b), as to all of which this Section 6(b) does not apply, if the Company closes on the sale or issuance of Common Stock at a price, or issues Convertible Securities with a Exercise Price or exercise price per share which is less than the Exercise Price then in effect (such lower sales price, conversion or exercise price, as the case may be, being referred to as the “Lower Price”), the Exercise Price shall be reduced to the Lower Price. For purpose of determining the exercise price of warrants issued by the Company, the price, if any, paid per share for the warrants shall be added to the exercise price of the warrants.

(c)     The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock theretofore be issuable on such exercise by a fraction of which (a) the numerator is the old Exercise Price and (b) the denominator is the Exercise Price as adjusted. In no event shall the Exercise Price per share be less than the par value per share, and, if any adjustment made pursuant to said Section 6 would result in an Exercise Price which would be less than the par value per share, then, in such event, the Exercise Price per share shall be the par value per share; provided, however, that the limitation contained in this sentence shall not affect the number of shares of Common Stock issuable upon exercise or conversion of this Warrant.

(d)     In the event that at any time, as a result of an adjustment made pursuant to this Section 6, the Holder of any Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 6.

(e)     Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon exercise of Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this and similar Warrants initially issued by the Company.

7.     Officer’s Certificate. Whenever the Exercise Price shall be adjusted as required by the provisions of Section 6 of this Warrant, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer’s certificate showing the adjusted Exercise Price and the adjusted number of shares of Common Stock issuable upon exercise of each Warrant, determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment, including a statement of the number of additional shares of Common Stock, if any, and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment. Each such officer’s certificate shall be made available at all reasonable times for inspection by the Holder, and the Company shall, forthwith after each such adjustment, mail, by certified mail, return receipt requested and by telecopier and e-mail, a copy of such certificate to the Holder at the Holder’s address set forth in the Company’s Warrant Register.

8.     Notices To Warrant Holders. So long as this Warrant shall be outstanding, (a) if the Company shall pay any dividend or make any distribution upon Common Stock (other than a regular cash dividend payable out of retained earnings) or (b) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights or (c) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail, return receipt requested, to the Holder, at least fifteen days prior to the date specified in clauses (i) and (ii), as the case may be, of this Section 8 a notice containing a brief description of the proposed action and stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

9.     Reclassification, Reorganization or Merger. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the Holder shall have the right thereafter by exercising this Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon exercise of this Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions of this Section 9 shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. Notwithstanding the foregoing, in the event that, as a result of any merger, consolidation, sale of assets or similar transaction, all of the holders of Common Stock receive and are entitled to receive no consideration other than cash in respect of their shares of Common Stock, then, at the effective time of the transaction, the rights to purchase Common Stock pursuant to the Warrants shall terminate, and the holders of the Warrants shall, notwithstanding any other provisions of this Warrant, receive in respect of each Warrant to purchase one (1) share of Common Stock, upon presentation of the Warrant Certificate, the amount by which the consideration per share of Common Stock payable to the holders of Common Stock at such effective time exceeds the Exercise Price in effect on such effective date, without giving effect to the transaction; provided, however, that if such transaction would, but for this Section 9, result in a reduction in the Exercise Price pursuant to Section 6(c) of this Warrant, the Exercise Price shall be reduced to reflect that transaction. In the event that, in such a transaction, the value of the consideration to be received per share of Common Stock is equal to or less than the Exercise Price, the Warrants shall automatically terminate and no consideration will be paid with respect thereof.

10.     Transfer to Company with the Securities Act.

(a)     The Holder of this Warrant shall be entitled to the benefits of the Registration Rights Agreement.

(b)     This Warrant or the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of such Act.

Dated as of November 7, 2007	GENESIS PHARMACEUTICALS ENTERPRISES, INC.

	By:	/s/ Cao Wubo
Name: Cao Wubo
Title:Chief Executive Officer

PURCHASE FORM

Dated:                               , 20

_____
The undersigned hereby irrevocably exercises this Warrant to the extent of purchasing _______ shares of Common Stock and hereby makes payment of $____________ in payment of the Exercise Price therefor.

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name:______________________________________________________________________________
(Please typewrite or print in block letters)

Signature:___________________________________________

Social Security or Employer Identification No.________________________

ASSIGNMENT FORM

FOR VALUE RECEIVED,_______________________________________________________

hereby sells, assigns and transfer unto

Name_________________________________________________________________________
(Please typewrite or print in block letters)

Address________________________________________________________________________

Social Security or Employer Identification No._______________________

The right to purchase Common Stock represented by this Warrant to the extent of _________shares as to which such right is exercisable and does hereby irrevocably constitute and appoint __________________ attorney to transfer the same on the books of the Company with full power of substitution.

Dated:                 , 20

Signature_________________________________________

Signature Medallion Guaranteed:

_________________________________________________